Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A dated January 24, 2017 of our report dated August 16, 2016 relating to the consolidated financial statements of Yappn Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) as at May 31, 2016 and 2015 and for the years then ended, which appears in such Registration Statement, and to the reference to us under the headings “Experts” in this Registration Statement on Form S-1/A.

Signed:

Mississauga, Ontario

January 24, 2017

ACCOUNTING › CONSULTING › TAX
50 Burnhamthorpe Road West, Suite 900, Mississauga, Ontario L5B 3C2
P: 416.626.6000 F: 416.626.8650 MNP.ca